EXHIBIT 5

FAEGRE & BENSON LLP

2200 WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET

MINNEAPOLIS,  MINNESOTA  55402-3901

TELEPHONE  612.766.7000

FACSIMILE  612.766.1600

www.faegre.com

March 2, 2005

Hawkins, Inc.

3100 East Hennepin Avenue

Minneapolis, Minnesota  55413

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the offering of up to 350,000 shares of Common Stock, par value $.05 per share (the “Shares”), of Hawkins, Inc., a Minnesota corporation (the “Company”), pursuant to the Hawkins, Inc. 2004 Omnibus Stock Plan (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement and the Plan and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares pursuant to the Plan, and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns

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